                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                 Datascope Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

         5)       Total fee paid:

         -----------------------------------------------------------------------

[ ]      Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         -----------------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         3)       Filing Party:

         -----------------------------------------------------------------------

         4)       Date Filed:

         -----------------------------------------------------------------------

                                DATASCOPE CORP.
                               14 Philips Parkway
                           Montvale, New Jersey 07645


                                ----------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               December 11, 2001

                                ----------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Datascope Corp. (the "Corporation") will be held at 11:00 a.m., local time, on December 11, 2001, at the JPMorganChase - Conference Center, 270 Park Avenue, 11th Floor, New York, New York 10017-2070, for the following purposes:

     1. To elect three directors of the Corporation to hold office until the 2004 Annual Meeting of Shareholders and until the election and qualification of their respective successors;

     2. To consider and vote upon a proposal to approve the Datascope Corp. Amended and Restated 1995 Stock Option Plan; and

     3. To transact such other business as may properly come before the meeting.

   Only holders of record of the Corporation's common stock at the close of business on October 25, 2001 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Such shareholders may vote in person or by proxy.

   SHAREHOLDERS WHO FIND IT CONVENIENT ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ARE NOT ABLE TO DO SO AND WISH THAT YOUR STOCK BE VOTED, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                 By Order of the Board of Directors,


                                 MURRAY PITKOWSKY
                                 Secretary

Dated: October 26, 2001

                                DATASCOPE CORP.
                               14 Philips Parkway
                           Montvale, New Jersey 07645

                                ----------------
                                PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Datascope Corp. (the "Corporation") of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 a.m., local time, on December 11, 2001, at the JPMorganChase -
Conference Center, 270 Park Avenue, 11th Floor, New York, New York 10017-2070, and at any adjournment or postponement thereof. The purposes of the Annual Meeting of Shareholders are:

     1. To elect three directors of the Corporation to hold office until the 2004 Annual Meeting of Shareholders and until the election and qualification of their respective successors;

     2. To consider and vote upon a proposal to approve the Datascope Corp. Amended and Restated 1995 Stock Option Plan; and

     3. To transact such other business as may properly come before the meeting.

   If proxy cards in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) for the election as directors of the nominees of the Board of Directors named below,
(ii) for the proposal to approve the Amended and Restated 1995 Stock Option Plan, and (iii) in the discretion of the Proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment or postponement thereof. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a shareholder cast in person at the meeting. If a proxy is not returned, the shares represented by such proxy will not be voted. The approximate date of mailing of this Proxy Statement is November 7, 2001.


                                     VOTING


   Holders of record of the Corporation's common stock, par value $0.01 per share ("Common Stock"), on October 25, 2001 will be entitled to vote at the Annual Meeting of Shareholders or any adjournment or postponement thereof. As of that date, there were 14,668,865 shares of Common Stock outstanding and entitled to vote. A majority of the outstanding shares of Common Stock represented at the Annual Meeting of Shareholders in person or by proxy will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business; however, unreturned proxies are not counted for purposes of determining the presence or absence of a quorum. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Annual Meeting of Shareholders, including the election of directors.

   The three nominees receiving the highest number of affirmative votes cast at the Annual Meeting of Shareholders shall be elected as directors. The favorable vote of a majority of the votes cast at the Annual Meeting of Shareholders is necessary to approve the Amended and Restated 1995 Stock
Option Plan. Abstentions, broker non-votes and shares represented by unreturned proxies are not considered votes cast and will have no effect on the outcome of the matters scheduled to be considered at the Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR each of the nominees for director named below and FOR the proposal to approve the Amended and Restated 1995 Stock Option Plan.


                         ITEM 1. ELECTION OF DIRECTORS


   Three directors are to be elected at the Annual Meeting of Shareholders. The Board of Directors has recommended the persons named in the table below as nominees for election as directors. All such persons are presently directors of the Corporation. Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted for the persons named below as nominees for election as directors. If, for any reason, at the time of the election any of the nominees should be unable or unwilling to accept election, it is intended that such proxy will be voted for the election, in such nominee's place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director.


                 INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

   The following information is supplied with respect to the nominees for election as directors of the Corporation in Class I, and for the directors in Classes II and III whose terms expire at the Annual Meeting of Shareholders occurring in 2002 and 2003, respectively, and until the election and qualification of their respective successors. Unless otherwise indicated below, each director has had the principal occupation(s) indicated on the table for five years or more.


                             NOMINEES FOR DIRECTOR

     DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING

                                    CLASS I
  (If elected, each director will hold office until the 2004 Annual Meeting of
                                 Shareholders.)



                                                                                                             Has Been a Director of
Name of Director                                             Age   Principal Occupation or Employment        the Corporation During
  ----------------                                           ---   ----------------------------------        ----------------------
George Heller............................................    79    Director (1)                              1970 to 1979
                                                                                                             1980 to present
Alan B. Abramson.........................................    55    Attorney (2)                              1996 to present
                                                                   Vice Chairman of Rockefeller & Co.,
William L. Asmundson.....................................    64    Inc. (3)                                  1969 to 2000
                                                                                                             2001 to present

---------------
(1) Mr. Heller also served as Senior Vice President of the Corporation from 1970 through 1979 and from 1980 through October 1992 and as Secretary of the Corporation from 1970 through 1979 and from 1980 through December 1992.
(2)   Mr. Abramson has served as President of Abramson Brothers, Inc. since
      1972.
(3) Mr. Asmundson has served as Vice Chairman of Rockefeller & Co., Inc. since January 2000, President and Chief Executive Officer of Rockefeller & Co., Inc. during 1999 and Senior Investment Manager of Rockefeller & Co., Inc. from 1996 to 1999.

                                    CLASS II
           (Term expires at the 2002 Annual Meeting of Shareholders.)



                                                                                                             Has Been a Director of
Name of Director                                             Age   Principal Occupation or Employment        the Corporation During
  ----------------                                           ---   ----------------------------------        ----------------------
David Altschiller........................................    60    Consultant to the Corporation (4)         1982 to present

Joseph Grayzel, M.D......................................    70    Consultant to the Corporation and         1969 to present
                                                                   Physician (5)

---------------
(4)   Mr. Altschiller has served as consultant to the Corporation since 1998.
(5)   Dr. Grayzel has served as consultant to the Corporation since January
      1968.


                                   CLASS III
           (Term expires at the 2003 Annual Meeting of Shareholders.)


                                                                                                             Has Been a Director of
Name of Director                                             Age   Principal Occupation or Employment        the Corporation During
  ----------------                                           ---   ----------------------------------        ----------------------

Lawrence Saper...........................................    73    Chairman of the Board and Chief           1964 to present
                                                                   Executive Officer of the Corporation

Arno Nash................................................    74    Chairman of Iterman Industrial            1965 to 1967
                                                                   Products Ltd. (6)                         1996 to present

---------------
(6) Mr. Nash has served as Chairman of Iterman Industrial Products Ltd. since 1965.


                             MEETINGS OF THE BOARD


   During the fiscal year ended June 30, 2001, the Board of Directors held six meetings and acted by unanimous written consent on one occasion. Each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he served.

   The Board of Directors has an audit committee (the "Audit Committee") consisting of Messrs. Abramson, Asmundson and Heller. The primary functions of the Audit Committee are to review the Corporation's financial statements, recommend the appointment of the Corporation's independent auditors and review the overall scope of the audit. The Audit Committee held six meetings during fiscal year 2001.

   The Board of Directors has a stock bonus committee (the "Stock Bonus Committee") consisting of Dr. Grayzel and Messrs. Saper and Heller. The Stock Bonus Committee is empowered to authorize the issuance of shares of Common Stock to certain employees of the Corporation or its subsidiaries who have provided outstanding services on behalf of the Corporation. The Stock Bonus Committee held one meeting during fiscal year 2001.

   The Board of Directors has a compensation committee (the "Compensation Committee") consisting of Messrs. Abramson, Nash and Asmundson. The primary responsibility of the Compensation Committee is to administer and make recommendations to the Board of Directors regarding the Corporation's bonus plans, to review the compensation arrangements relating to officers who are members of the Board of Directors and to administer the Datascope Corp. 1981 Incentive Stock Option Plan and the Datascope Corp. Amended and Restated 1995 Stock Option Plan. The Compensation Committee held five meetings during fiscal year 2001.

   The Board of Directors does not have a nominating committee.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers and persons who beneficially own more than 10% of a registered class of the Corporation's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission on a timely basis. Reporting Persons are required to furnish the Corporation with copies of all such forms that they file. Based solely on its review of such forms, except as set forth in the remainder of this section, the Corporation believes that all filing requirements applicable to Reporting Persons during and with respect to fiscal year 2001 were complied with on a timely basis.

   The following individuals who were executive officers of the Corporation during fiscal year 2001 acquired or disposed of shares of Common Stock under the Datascope Corp. 401(k) Savings and Supplemental Retirement Plan (the "401(k) Plan") on a monthly basis and, under Section 16(a) of the Exchange Act, a Form 4 was required to be filed by each executive officer within ten days after the end of the month in which each acquisition or disposition occurred: Lawrence Saper, S. Arieh Zak and Donald Southard. Rather than filing a Form 4 in respect of each acquisition of shares of Common Stock pursuant to the 401(k) Plan to report such acquisition or disposal, each such executive officer filed a Form 5 required by Section 16(a) of the Exchange Act on or about August 9, 2001.


                   SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

   The following table provides information as to each person who is known to the Corporation to be the beneficial owner of more than 5% of the Corporation's voting securities as of October 1, 2001 (unless otherwise indicated):


                                                           Amount and Nature of        Percent of
Name and Address of Beneficial Owner (1)                  Beneficial Ownership (1)   Common Stock (2)
----------------------------------------                  ------------------------   ----------------
Lawrence Saper ...............................                  2,368,392(3)              16.0%
  Datascope Corp.
  14 Philips Parkway
  Montvale, New Jersey 07645
Private Capital Management, Inc...............                  1,429,731(4)               9.7%
  8889 Pelican Bay Blvd.
  Suite 500
  Naples, Florida 34108

---------------
(1) This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names as of October 1, 2001, except as otherwise disclosed in the footnotes to the table, according to information publicly filed or furnished to the Corporation by each of them.
(2) Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of Common Stock of the Corporation outstanding as of October 1, 2001. For purposes of calculating Mr. Saper's beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 2001 are deemed to be outstanding.
(3) Includes (i) 29,221 shares owned by trusts created by Mr. Saper for his children and (ii) 3,150 shares owned by Carol Saper, Mr. Saper's wife.

                                             (Footnotes continued on next page)

(Footnotes continued from previous page)
(4) Private Capital Management, Inc. ("PCM") is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. PCM had shared investment and voting power with respect to 1,429,731 shares of Common Stock and did not have sole investment power or sole voting power with respect to any shares of Common Stock. The information set forth herein was obtained from the Schedule 13F filed by PCM on August 15, 2001.

                        SECURITY OWNERSHIP OF MANAGEMENT

   The following table shows the number of shares of Common Stock beneficially owned by the Corporation's directors, executive officers identified in the summary compensation table below (excluding Mr. Saper, whose holdings are shown in the preceding table) and all directors and executive officers as a group as of October 1, 2001:


                                                                  Amount and Nature         Percent of
Name of Beneficial Owner(1)                                    of Beneficial Ownership    Common Stock(2)
---------------------------                                    -----------------------    ---------------
Alan B. Abramson ...........................................              5,000(3)               *
David Altschiller ..........................................             16,650(4)               *
Leonard S. Goodman .........................................             19,250(5)               *
Joseph Grayzel, M.D ........................................            246,871(6)              1.7%
George Heller ..............................................             36,068                  *
Arno Nash ..................................................             13,500(7)               *
Murray Pitkowsky ...........................................             35,842(8)               *
Paul J. Southworth .........................................             41,250(9)               *
S. Arieh Zak ...............................................             43,262(10)              *
All executive officers and directors as a group (consisting
  of 16 individuals)........................................          2,904,946(11)            19.4%

---------------
* Represents less than 1% of the shares of Common Stock of the Corporation outstanding as of October 1, 2001.
(1) This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Corporation by each of them.
(2) Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of the Common Stock of the Corporation outstanding as of October 1, 2001. For the purpose of calculating each person's beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 2001 are deemed to be beneficially owned by, and outstanding with respect to, such person.
(3) Consists of 5,000 shares which are issuable pursuant to currently exercisable options.
(4) Includes 15,000 shares which are issuable pursuant to currently exercisable options.
(5) Includes 16,250 shares which are issuable pursuant to currently exercisable options.
(6) Includes 30,000 shares which are issuable pursuant to currently exercisable options. Does not include 25,000 shares which are issuable pursuant to options which will vest on the attainment of certain milestones.
(7) Includes 5,000 shares which are issuable pursuant to currently exercisable options.
(8) Includes 15,000 shares which are issuable pursuant to currently exercisable options.
(9) Consists of 41,250 shares which are issuable pursuant to currently exercisable options.
(10) Includes 39,875 shares which are issuable pursuant to currently exercisable options.
(11) Includes 233,625 shares which are issuable pursuant to currently exercisable options.

                     EXECUTIVE OFFICERS OF THE CORPORATION


   The following table sets forth the names, ages and all positions and offices held by the Corporation's present executive officers. Unless otherwise indicated below, each person has held the office indicated for more than five years:

Name                       Age       Positions and Offices Presently Held
----                       ---       ------------------------------------
Lawrence Saper ....        73        Chairman of the Board of Directors and Chief Executive Officer

Nicholas E. Barker         43        Vice President, Design (1)

Gregory Cash ......        44        Vice President; President, InterVascular Inc. (2)

James L. Cooper ...        50        Vice President, Human Resources (3)

Thomas Dugan ......        43        Vice President, Business Development (4)

Leonard S. Goodman         57        Vice President, Chief Financial Officer and Treasurer (5)

Murray Pitkowsky ..        70        Senior Vice President, Secretary and Acting President,
                                     Collagen Products Division (6)

Donald Southard ...        55        Vice President; President, Patient Monitoring Division (7)

Paul J. Southworth         57        Vice President; President, Cardiac Assist Division (8)

S. Arieh Zak ......        40        Vice President, Regulatory Affairs and Corporate Counsel (9)

---------------
(1) Mr. Barker has been employed by the Corporation as Vice President of Design since December 1997. Mr. Barker was employed by the Corporation as Manager of Corporate Design from October 1993 to December 1997 and as an Industrial Designer from September 1991 to October 1993.
(2) Mr. Cash has been employed as Vice President of the Corporation and as the President of InterVascular Inc. since April 2001. From October 1999 to April 2001, Mr. Cash was employed by Eminent Technology Partners, Inc. as President and Chief Operating Officer. From February 1999 to October 1999, Mr. Cash was a Management Consultant. From May 1997 to January 1999, Mr. Cash was employed by United States Surgical Corporation as Vice President and General Manager - Vascular Therapies. From February 1996 to May 1997, Mr. Cash was employed by Boston Scientific Corporation and served as Vice President, Cardiology Sales and Marketing, Europe.
(3) Mr. Cooper has been employed by the Corporation as Vice President of Human Resources since January 1998. Mr. Cooper served as Vice President of Human Resources of Schindler Elevator Corporation from January 1994 to January 1998 and was Group Vice President of Human Resources at Ingersoll-Rand Corporation from August 1988 to January 1994.
(4) Mr. Dugan has been employed as Vice President of Business Development since April 2001. From September 1996 to February 2001, Mr. Dugan was employed by Tyco Healthcare/United Stated Surgical and served as Vice President of Marketing (1999), General Manager - Vascular Therapies Division (1999) and Senior Director Corporate Development (1996 to 1999). From September 1990 to September 1996, Mr. Dugan was employed by C.R. Bard, Inc. He served as Director - Carotid Endovascular Business in 1996. From September 1990 to December 1995, Mr. Dugan was employed in the USCI Division of Bard as Director of Marketing (1995).

                                             (Footnotes continued on next page)

(Footnotes continued from previous page)

(5) Mr. Goodman has been employed as Vice President and Chief Financial Officer of the Corporation since October 1998 and served as Treasurer since September 1999. Mr. Goodman served as President of LSG Associates, Financial and Business Strategy Consulting from October 1997 to September 1998. Mr. Goodman served as Senior Vice President and Chief Financial Officer at Benjamin Moore & Co. from April 1997 to September 1997 and was Vice President and Chief Financial Officer at Thompson Minwax Corporation from June 1996 to January 1997. Mr. Goodman served as Vice President, Finance and Chief Financial Officer at GAF Building Materials Corporation from August 1989 to May 1996.
(6) Mr. Pitkowsky has been employed by the Corporation as Senior Vice President since October 1992, and as Secretary since January 1993. Effective October 1, 2001, Mr. Pitkowsky was appointed Acting President, Collagen Products Division. From April 1986 through October 1992, Mr. Pitkowsky served as Vice President, Finance and Treasurer of the Corporation. He served as Treasurer from December 1996 to December 1997 and from February 1994 to May 1994. Mr. Pitkowsky also served as Chief Financial Officer from December 1996 to October 1998 and from August 1994 to May 1995. Mr. Pitkowsky also served as acting President of Cardiac Assist from September 1998 to June 1999, and acting President of InterVascular, Inc. from June 2000 to April 2001.
(7) Mr. Southard has been employed as a Vice President of the Corporation and as the President of the Patient Monitoring Division since February 1997. Mr. Southard served as Vice President, Sales of the Patient Monitoring Division from July 1996 to February 1997. Prior to his employment with the Corporation, Mr. Southard served as Vice President, Sales and Marketing of Elscint, Inc. from August 1994 to June 1996, and as Chief Executive Officer of Serviscope Corp. from November 1991 to May 1994.
(8) Mr. Southworth has been employed as Vice President of the Corporation and as President of the Cardiac Assist Division since June 1999. Prior to his employment with the Corporation, Mr. Southworth served as President of the Vascular Division - Research and Development/Technical Operations of Boston Scientific Corporation from July 1998 to June 1999 and President of the Meadox Medicals Division of Boston Scientific Corporation from February 1996 to July 1998. From September 1995 to February 1996, Mr. Southworth served as President of the Renal Products Group, National Medical Care Division of W. R. Grace. Mr. Southworth served as Vice President of Worldwide Operations of Davis and Geck Division of American Cyanamid from June 1990 to February 1996.
(9) Mr. Zak has been employed by the Corporation as Corporate Counsel since November 1992, and as Vice President of Regulatory Affairs since September 1995. From 1986 through 1992 Mr. Zak served as a litigation associate at Sullivan & Cromwell.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

   The following table sets forth for the fiscal years ended June 30, 2001, 2000 and 1999, the compensation for services in all capacities to the Corporation of those persons who were at June 30, 2001 the chief executive officer and the other four most highly compensated executive officers of the Corporation (collectively, the "Named Executives"):

                                                                     Annual Compensation                Long-Term
                                                               -------------------------------------   Compensation
                                                                                           Other         Awards
                                                                                           Annual        ------         All Other
Name and Principal Position                                       Salary       Bonus    Compensation     Options      Compensation
---------------------------                            Year          ($)         ($)             ($)       (#)           ($)(1)
                                                       ----    ---------   ---------    ------------    ------------   ------------
Lawrence Saper .....................................   2001    1,000,000   1,175,000       281,305(2)          --         17,590
 Chairman of the Board of Directors and                2000      975,000   3,285,714       282,380(2)          --         12,551
 Chief Executive Officer                               1999      887,662     771,300       267,381(2)      70,000         12,849

Leonard S. Goodman .................................   2001      257,500     120,000            --         10,000          6,196
 Vice President, Chief Financial Officer               2000      247,500     175,000            --         10,000          4,155
 and Treasurer                                         1999(3)   180,000      97,000            --         35,000            977

Paul J. Southworth .................................   2001      255,000      50,000            --         15,000          8,296
 Vice President; President, Cardiac Assist             2000(4)   240,000     260,000            --         15,000          1,117
 Division                                              1999(4)     7,385          --            --         50,000             --

Murray Pitkowsky ...................................   2001      215,000      80,000            --         10,000         11,846
 Senior Vice President, Secretary and                  2000      215,000     150,500            --         10,000         11,143
 Acting President, Collagen Products                   1999      215,000      75,000            --         10,000         10,185
 Division

S. Arieh Zak .......................................   2001      217,800      74,000            --         10,000          6,328
 Vice President, Regulatory Affairs and                2000      209,150     147,840            --          8,000          6,040
 Corporate Counsel                                     1999      201,000      55,000            --          6,500          5,921

---------------
(1) Amounts in this column represent (a) the Corporation's matching contributions under the 401(k) Plan, (b) premiums for term life insurance and long term disability insurance and (c) with respect to the split dollar life insurance program maintained by the Corporation for the benefit of Messrs. Saper and Pitkowsky, the actuarial value of the benefit to such Named Executives of the current year's insurance premium paid by the Corporation in excess of that required to fund the death benefit under the policy. The amounts comprising items (a), (b) and (c) described above for each Named Executive in fiscal year 1999 are as follows: Saper: (a) $4,800, (b) $1,124, and (c) $6,925; Pitkowsky: (a)
      $4,800, (b) $878, and (c) $4,507; Goodman: (a) $0 and (b) $977;
      Southworth: (a) $0 and (b) $0; and Zak: (a) $4,800 and (b) $1,121. The amounts comprising items (a), (b) and (c) described above for each Named Executive in fiscal year 2000 are as follows: Saper: (a) $4,739, (b) $887 and (c) $6,925; Pitkowsky: (a) $4,800, (b) $696 and (c) $5,647;
      Goodman: (a) $3,038 and (b) $1,117; Southworth: (a) $0 and (b) $1,117;
      and Zak: (a) $4,923 and (b) $1,117. The amounts comprising items (a),
      (b) and (c) described above for each Named Executive in fiscal year 2001 are as follows: Saper: (a) $5,975, (b) $1,096 and (c) $10,519;
      Pitkowsky: (a) $5,100, (b) $937 and (c) $5,809; Goodman: (a) $5,100 and
      (b) $1,096; Southworth: (a) $7,200 and (b) $1,096; and Zak: (a) $5,232
      and (b) $1,096. Cumulative net life insurance premiums paid under the


                                             (Footnotes continued on next page)

(Footnotes continued from previous page)

      split dollar life insurance program are recoverable (i) with respect to Mr. Saper, on death, if not recovered earlier, and (ii) with respect to Mr. Pitkowsky, at retirement or death.

(2) Includes payments for automobile and reimbursement for executive portion of split dollar life insurance, respectively, in the following amounts:
      $74,559 and $159,230 in fiscal year 2001; $72,457 and $158,842 in fiscal year 2000; $70,490 and $145,115 in fiscal year 1999.

(3) Mr. Goodman began his employment with the Corporation on October 4, 1998. The 1999 bonus includes a sign-on bonus of $25,000.

(4) Mr. Southworth began his employment with the Corporation on June 21, 1999. The 2000 bonus includes a sign-on bonus of $100,000.

Options Of Named Executives To Purchase Securities

   On October 1, 1981, the Corporation adopted the 1981 Stock Option Plan, which was subsequently approved at the 1981 Annual Meeting of Shareholders. Options that qualify as, and options that do not qualify as, incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), may be granted thereunder. The 1981 Stock Option Plan, as amended, reserved 3,075,000 shares of Common Stock for issuance to key employees and officers recommended and approved by the Board of Directors, or a committee thereof, at a price not less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchased thereunder on the date of grant. No option may be exercisable more than ten years from the date of grant, and an incentive stock option granted to a 10% shareholder may not be exercisable more than five years from the date of grant. The 1981 Stock Option Plan is administered by the Compensation Committee. The 1981 Stock Option Plan terminated on September 30, 1996; consequently, the Corporation can no longer issue options under the 1981 Stock Option Plan. However, options issued thereunder remain outstanding.

   On September 19, 1995, the Corporation adopted the 1995 Stock Option Plan, which was subsequently approved at the 1995 Annual Meeting of Shareholders. Options that qualify as, and options that do not qualify as, incentive stock options under the Code may be granted thereunder. The 1995 Stock Option Plan, as amended, reserved 2,750,000 shares of Common Stock for issuance to key employees and officers recommended and approved by the Board of Directors, or a committee thereof, at a price not less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchased thereunder on the date of grant. No option may be exercisable more than ten years from the date of grant, and an incentive stock option granted to a 10% shareholder may not be exercisable more than five years from the date of grant. The Stock Option Plan is administered by the Compensation Committee. The 1995 Stock Option Plan terminates on September 17, 2005. The Board of Directors has recommended that the stockholders of the Corporation consider and vote upon a proposal to amend and restate the 1995 Stock Option Plan. See "Item 2. Approval of the Amended and Restated 1995 Stock Option Plan" beginning on page 17 of this proxy statement for a description of the proposal.

Option Grants in Last Fiscal Year

                                                                                                        Potential
                                                                                                       Realizable
                                            Individual Grants                                        Value at Assumed
                                       ---------------------------                                    Annual Rates of
                                       Number of      % of Total                                          Stock
                                       Securities       Options                                           Price
                                       Underlying       Granted        Exercise                        Appreciation
                                        Options      To Employees      Price Per                      for Option Term
                                        Granted     in Fiscal Year      Share        Expiration      -----------------
Name                                       (#)             (%)          ($/Sh)          Date          5%($)     10%($)
----                                   ----------   --------------     ---------     ----------      -------   -------
Lawrence Saper.....................          --            --              --           --               --        --
Leonard S. Goodman.................      10,000(1)        1.6           39.45      May 14, 2011     248,013   628,464
Paul J. Southworth.................      15,000(1)        2.4           39.45      May 14, 2011     372,020   942,696
Murray Pitkowsky...................      10,000(1)        1.6           39.45      May 14, 2011     248,013   628,464
S. Arieh Zak.......................      10,000(1)        1.6           39.45      May 14, 2011     248,013   628,464

---------------
(1) The option becomes exercisable in four equal installments beginning on May 15, 2002. However, prior to May 15, 2006, the portion of the option is exercisable only if the average of the high and low sales prices of the Corporation's common stock as quoted on The Nasdaq Stock Market on the trading day immediately preceding the exercise date is equal to or greater than $46.00. After May 15, 2006, the option is fully exercisable, without regard to the price of the Corporation's common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values


                                                                                        Number of
                                                                                       Securities         Value of
                                                                                       Underlying       Unexercised
                                                                                       Unexercised        In-The-
                                                                                       Options at      Money Options
                                                     Shares                              Fiscal          at Fiscal
                                                    Acquired            Value          Year-End(#)      Year End($)
Name                                               On Exercise        Realized        Exercisable/      Exercisable/
----                                                   (#)               ($)          Unexercisable    Unexercisable
                                                 --------------    --------------    --------------    --------------


Lawrence Saper ...............................       325,000          8,306,625           215,000/0          5,463,090/0

Leonard S. Goodman ...........................        10,000            169,542       10,000/35,000      185,700/510,882

Paul J. Southworth ...........................            --                 --       41,250/38,750      675,799/397,571

Murray Pitkowsky .............................        20,000            350,464       20,000/25,000      389,755/265,725

S. Arieh Zak .................................         5,000             64,375       39,875/21,125      983,494/208,016


Pension Plan and Supplemental Benefit Plans

 Pension Plan

   The Corporation maintains the Datascope Corp. Pension Plan. Each year the Corporation contributes an amount necessary to fund the plan on an actuarial basis. Pension benefits to be received upon retirement are determined by an employee's highest 5 consecutive years' earnings (based on base salary, commission and certain bonus compensation paid to sales and service representatives) in the 10 years preceding retirement, length of service with the Corporation and age at retirement. Mr. Saper is currently credited with 37 years of service under the plan, Mr. Pitkowsky with 15 years, Mr. Goodman with
2.5 years, Mr. Southworth with 2 years and Mr. Zak with 9 years. Pensions are reduced by 1.5% of an employee's estimated primary Social Security benefit for each year of credited service (to a maximum of 33 1/3 years). The net pension is limited as required by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The table below illustrates annual pension benefits on a single life basis, assuming retirement at age 65 and prior to reduction for Social Security benefits or application of the ERISA limits.

 Pension Plan Table

                                                                                                Years of Service
                                                                             ------------------------------------------------------
Final Average Compensation                                                      15         20          25          30         35
--------------------------                                                   --------   --------    --------    --------   --------
$125,000.................................................................    $ 28,125   $ 37,500    $ 46,875    $ 56,250   $ 65,625
 150,000.................................................................      33,750     45,000      56,250      67,500     78,750
 175,000.................................................................      39,375     52,500      65,625      78,750     91,875
 200,000.................................................................      45,000     60,000      75,000      90,000    105,000
 225,000.................................................................      50,625     67,500      84,375     101,250    118,125
 250,000.................................................................      56,250     75,000      93,750     112,500    131,250
 300,000.................................................................      67,500     90,000     112,500     135,000    157,500
 400,000.................................................................      90,000    120,000     150,000     180,000    210,000
 450,000.................................................................     101,250    135,000     168,750     202,500    236,250
 500,000.................................................................     112,500    150,000     187,500     225,000    262,500


 Supplemental Benefit Plans

   The Corporation also maintains certain plans which provide for supplemental pension benefits for Messrs. Saper and Pitkowsky (the "Supplemental Benefits Plans"). Under the terms of the plan maintained for Mr. Pitkowsky, he is entitled to receive upon retirement a total annual benefit, which is the greater of (a) $120,000 and (b) an enhanced benefit, which is payable for life, based on a joint and survivor basis. The enhanced supplemental retirement benefit at June 30, 2001 approximates $121,500, and is actuarially increased to his actual retirement date. The plan in effect for Mr. Saper during fiscal year 2001 provides that upon his retirement, Mr. Saper is entitled to receive annual lifetime payments, the amounts of which will be based on 60% of the average total compensation for the three years in which Mr. Saper's compensation was greatest of the ten years immediately preceding Mr. Saper's retirement, less the benefit payable under the Datascope Corp. Pension Plan. However, the supplemental retirement benefit will not be less than the value of the benefit that would have been payable had Mr. Saper's retirement occurred at age 65, which amount is actuarially increased to his actual retirement date. At June 30, 2001, the estimated annual benefit payable to Mr. Saper under his Supplemental Benefits Plan approximates $1,534,800. Under the terms of Mr. Saper's Supplemental Benefits Plan, the annual benefit will be increased to reflect changes in his compensation to retirement. The plan in effect for Mr. Saper provides survivor benefits in the form of a $10,000,000 life insurance policy, maintained pursuant to a split-dollar agreement among Mr. Saper, the Corporation, and a trust for the benefit of Mr. Saper's family (the "Trust"). The Corporation's net investment in the program is recoverable on Mr. Saper's death, but may be repaid sooner by the Trust. Benefits under each Supplemental Benefits Plan are paid from the general funds of the Corporation; however, the Corporation purchases key-man insurance intended to recover a substantial portion of the net after-tax cost of the benefits.

Compensation of Directors and other Matters

   The annual retainer for each director of the Corporation (except Mr. Saper, Mr. Altschiller and Dr. Grayzel) is $24,000, which is payable in shares of Common Stock pursuant to the Datascope Corp. Non-Employee Director Compensation Plan (the "Non-Employee Director Plan"). Payment of the annual retainer will generally occur at the beginning of the next succeeding calendar year. In connection with the payment of annual retainers, the Corporation has reserved 25,000 shares of Common Stock for issuance. A director may elect to defer receipt of compensation, in which case the annual retainer will be paid entirely in shares of Common Stock. In the case of directors electing current receipt of compensation, 40% of such portion is paid in cash (to approximate current federal income tax liability) and the balance in Common Stock of the Corporation.

   From time to time, the Corporation has granted options to directors to purchase shares of Common Stock. These options remain exercisable in full until the earlier of ten years after the date of grant or the termination of status as a director of the Corporation, and are not transferable except that each of the options may be exercised by an executor or administrator within one year after an optionee's death or disability but not beyond the option's normal expiration date. Each option provides that the optionee may pay for any shares acquired pursuant to the exercise of such option by cash or check or by transfer to the Corporation of a number of shares of Common Stock with an aggregate market value equal to the aggregate option exercise price. Such options do not qualify as incentive stock options under the Code. For federal income tax purposes, an optionee will realize taxable income on the date of exercise of an option, and the Corporation will then be allowed a deduction from income, equal to the excess of (a) the aggregate market value, on the date of exercise, of the shares so acquired over (b) the aggregate option exercise price for such shares.

   Transactions with respect to stock options granted to directors who are officers of the Corporation pursuant to the 1981 Stock Option Plan and the 1995 Stock Option Plan and with respect to the certain director options which have been approved by the shareholders of the Corporation are exempt from the short-swing trading liability provisions of Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 of the Exchange Act. The 1981 Stock Option Plan and the 1995 Stock Option Plan do not cover grants to directors who are not employees or officers of the Corporation.

   Mr. Altschiller has been engaged as a consultant to the Corporation since September 1998, providing advice and counsel in the area of advertising. In consideration for these services, the Corporation paid Mr. Altschiller a consulting fee of $176,166 during fiscal year 2001. In addition, Mr. Altschiller was paid a discretionary bonus of $35,000 during fiscal year 2001.

   Dr. Grayzel has been engaged as a consultant to the Corporation since January 1968. Pursuant to an oral agreement, Dr. Grayzel spends approximately 30 hours per week providing advice and counsel to the Corporation in the area of new product development. In consideration for these services, the Corporation paid Dr. Grayzel a consulting fee of $161,700 during fiscal year 2001.

Employment Contracts and Termination of Employment and Change in Control Arrangements

   The Corporation has entered into an employment agreement with Mr. Saper, dated as of July 1, 1996 (as amended, the "Saper Employment Agreement"). The Saper Employment Agreement is for a term of five years with automatic one-year extensions of the term unless either party gives notice of intent not to extend one hundred and eighty days before the end of a term. The Saper Employment Agreement provides for an annual base salary and increases to the base salary as determined by the Board of Directors or the Compensation Committee. On September 22, 1999, the Compensation Committee determined to increase Mr. Saper's annual base salary to $1,000,000. Pursuant to the terms of the Saper Employment Agreement, Mr. Saper is entitled to an annual bonus based on criteria determined by the Compensation Committee. Under the Saper Employment Agreement, Mr. Saper is also entitled to receive bonus compensation in accordance with any long-term and annual incentive compensation plans that are maintained by the Corporation for the benefit of its executives. See "Report of the Compensation Committee on Executive Compensation." Mr. Saper is also entitled to certain retirement benefits. See "Pension Plan and Supplemental Benefit Plans." Mr. Saper may terminate the Saper Employment Agreement for good reason, including a significant breach by the Corporation of its obligations thereunder or certain changes-in-control of the Corporation, in which event Mr. Saper is entitled to receive a lump-sum payment equal to his compensation as then in effect (including base salary and prior year's bonus compensation) multiplied by the number of years (including any partial years) remaining in his term of employment.

   The Corporation has entered into change of control agreements with various members of its management, including the Named Executives. Under these agreements, in the event of a change in control of the Corporation, the Named Executives would be entitled to a lump sum payment equal to 2.99 times their annual base salary then in effect plus bonus.


                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION


   The Compensation Committee establishes and reviews the Corporation's arrangements and programs for compensating executive officers, including the Named Executives. The Compensation Committee is composed entirely of directors who are neither officers nor employees of the Corporation. The Compensation Committee has been advised by outside legal counsel and by compensation consultants in formulating the Compensation Committee's overall philosophy and objectives regarding executive compensation and in structuring the Chief Executive Officer's compensation package.

Compensation Philosophy and Objectives of the Corporation

   The Compensation Committee's policy is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Corporation. Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under the bonus plans described below, and long-term performance of the Corporation is rewarded through the grant of stock options under the 1995 Stock Option Plan described above. The bonuses and stock options are in addition to executives' yearly base salaries, which are determined in a manner to be competitive with companies which the Compensation Committee believes are comparable to other corporations in the Corporation's industry.

   The Datascope Corp. Annual Incentive Plan (the "Annual Incentive Plan"), approved by the shareholders in 1997, allows for bonus payments to eligible executives based on attainment of overall corporate and division financial thresholds and targets and certain subjective criteria; in the case of Mr. Saper, the thresholds and targets are limited to objective financial criteria. The thresholds and targets are established within the first ninety days of the Corporation's fiscal year by the Corporation's Board of Directors. Bonuses are granted to participants if the thresholds are achieved, and the size of the executive's bonus increases with the level of achievement up to a certain maximum level of bonus. However, the Compensation Committee has the discretion to (i) decrease or eliminate the award payable to any executive who is covered by Section 162(m) of the Code (such as Mr. Saper) (each a "Covered Employee"), or (ii) increase, decrease or eliminate the award payable to any other executive, to reflect the individual performance and contribution of, and other factors relating to, such executive.

   The Compensation Committee believes that, in addition to compensating executives for the long-term performance of the Corporation, the grant of stock options aligns the interest of the executives with those of the Corporation's shareholders. The Compensation Committee determines the recipients of stock option grants and the size of the grants consistent with these principles, and based on the employee's performance and position with the Corporation.

Compensation of the Chief Executive Officer

   Mr. Saper's compensation for fiscal year 2001 was determined pursuant to the employment agreement, dated as of July 1, 1996. The overall compensation included in the employment agreement and the bonus paid to Mr. Saper were determined in a manner the Compensation Committee believes is reflective of the Corporation's operating results, the growth in the Corporation's business and the value of the Corporation's equity. Under the Annual Incentive Plan, Mr. Saper's total bonus compensation was $1,175,000 for fiscal year 2001.

Deductibility of Executive Compensation

   Section 162(m) of the Code generally disallows a tax deduction for compensation over $1,000,000 paid to the Corporation's Chief Executive Officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Annual Incentive Plan was approved by shareholders and contains the provisions necessary so that amounts payable to Mr. Saper (and other covered employees) under the Annual Incentive Plan will not be subject to the deduction limitations of Section 162(m) of the Code.

                         Compensation Committee

                         Alan B. Abramson
                         William L. Asmundson
                         Arno Nash

   The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Corporation specifically incorporated this information by reference and shall not otherwise be deemed filed under such Acts.


                         REPORT OF THE AUDIT COMMITTEE


   The Audit Committee is comprised of Alan B. Abramson, William L. Asmundson and George Heller. Each of the members of the audit committee is "independent" as defined under the National Association of Securities Dealers, Inc.'s listing standards and is financially literate as that qualification is interpreted by the Board of Directors. In addition, at least one member of the Audit Committee has accounting or related financial management experience, as the Board of Directors interprets that qualification. The Board of Directors has adopted a written charter with respect to the Audit Committee's roles and responsibilities. A copy of the charter is attached as Annex A to this proxy statement.

   The Audit Committee's primary duties and responsibilities are to (1) monitor the integrity of the Corporation's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) monitor the independence and performance of the Corporation's independent auditors and (3) provide an avenue of communication among the independent auditors, management, and the Board of Directors.

   In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Corporation's audited financial statements with its management and Deloitte & Touche LLP, its independent auditors. The Audit Committee also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). This included a discussion of the independent auditor's judgments as to the quality, not just the acceptability, of the Corporation's accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee) and the Audit Committee discussed the independence of Deloitte & Touche with that firm.

   Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the audited financial statements to be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 for filing with the Securities and Exchange Commission.

                         Audit Committee

                         Alan B. Abramson
                         William L. Asmundson
                         George Heller

           FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

   For the fiscal year ended June 30, 2001, Deloitte & Touche LLP, the Corporation's independent auditors and principal accountant, billed the approximate fees set forth below:

   Audit fees for fiscal year 2001 . . . . . . . . . . . . . . . .  $297,500

   All other fees for services rendered during 2001,
   including statutory audits of international subsidiaries
   in conjunction with the fiscal year audit ($77,200)
   and tax consulting ($51,400). . . . . . . . . . . . . . . . . .  $128,600

   The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

Performance Graph

   The following graph compares the cumulative total shareholder return on Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Medical Products and Supplies Index for the five year period commencing July 1, 1996 and each subsequent June 30 through June 30, 2001. The graph assumes that the value of the investment in Common Stock was $100 on July 1, 1996 and that all dividends were reinvested.


                                  [LINE GRAPH]


                                                                                  S & P MEDICAL
Measurement Period (Fiscal Year Covered)         DATASCOPE CORP.    S & P 500   PRODUCTS & SUPPLIES
----------------------------------------         ---------------    ---------   -------------------
1996.........................................        $100.00        $100.00           $100.00
1997.........................................         110.56         134.70            132.51
1998.........................................         149.65         175.33            177.26
1999.........................................         180.99         215.22            210.85
2000.........................................         203.44         230.83            228.75
2001.........................................         261.83         196.59            223.82

ITEM 2. APPROVAL OF THE AMENDED AND RESTATED 1995 STOCK OPTION PLAN

   The Board of Directors has approved a proposal to amend and restate the 1995 Stock Option Plan. The Amended and Restated 1995 Stock Option Plan increases, among other things, (i) the number of shares of Common Stock which may be the subject of options granted under the Amended and Restated 1995 Stock Option Plan from 2,750,000 shares in the aggregate to 4,150,000 and (ii) the number of shares of the Common Stock which may be granted under the Amended and Restated 1995 Stock Option Plan to any one participant in any one year from 150,000 shares in the aggregate to 500,000. As of October 1, 2001, there were 405,655 shares of authorized Common Stock which are available for granting new options (each an "Option") issued under the 1995 Stock Option Plan. The Board of Directors of the Corporation believes that the authorization of additional shares of Common Stock and the increase in the number of shares of Common
Stock that may be issued to any one participant in any one year pursuant to Options granted to officers and key employees under the Amended and Restated 1995 Stock Option Plan would assist the Corporation in attracting and retaining qualified employees. The increased number of shares of Common Stock subject to the Amended and Restated 1995 Stock Option Plan would constitute approximately 8% of the shares of Common Stock that were outstanding, and reserved for issuance pursuant to outstanding Options, as of October 1, 2001.

Stock Option Plan

   The following is a summary of the material provisions of the Amended and Restated 1995 Stock Option Plan. Such summary should, however, be read in conjunction with, and is qualified in its entirety by the complete text of the Amended and Restated 1995 Stock Option Plan, as proposed to be amended, as set forth in Annex B to this Proxy Statement and incorporated herein by reference.

   General Information. The Amended and Restated 1995 Stock Option Plan provides for the issuance of Options to purchase up to 4,150,000 shares of Common Stock. Each Option may be either an Incentive Stock Option ("ISO") as defined in Section 422 of the Code or a Non-Qualified Stock Option ("NQSO"). The Amended and Restated 1995 Stock Option Plan is designed to aid the Corporation and its subsidiaries in retaining and attracting personnel of exceptional ability by enabling key employees to purchase a proprietary interest in the Corporation, thereby stimulating in such individual an increased desire to render greater services which will contribute to the continued growth and success of the Corporation and its subsidiaries. Officers and key employees (approximately 300 persons) are currently eligible for grants of Options under the Amended and Restated 1995 Stock Option Plan. Any one participant may be granted Options to purchase a maximum of 500,000 shares of Common Stock in any one year (subject to adjustment as described below). Generally, any Option granted under the Amended and Restated 1995 Stock Option Plan which is forfeited, expires or terminates prior to vesting or exercise will again be available for award under the Amended and Restated 1995 Stock Option Plan provided, however, that in the case of a cancellation or termination of an Option in the same fiscal year that such Option was granted (or for purposes of determining the maximum number of Options which may be granted to a participant under the Plan, the cancellation or termination of an Option at any time), both the canceled Option and the newly granted Option shall be counted in determining whether the participant has received the maximum number of Options permitted to be issued to any one participant under the Plan.

   Term. The Amended and Restated 1995 Stock Option Plan will terminate on September 17, 2005, unless the Board of Directors, in its sole discretion, terminates the Amended and Restated 1995 Stock Option Plan prior to that date.

   Outstanding Options Subject to the Plan. As of October 1, 2001, Options granted to purchase an aggregate of 1,789,769 shares of Common Stock (with per share exercise prices ranging from $13.875 to $41.575 and expiration dates ranging from October 27, 2001 to September 27, 2011) were outstanding under the 1995 Stock Option Plan. On October 1, 2001, the closing price of the Common Stock was $38.25 per share.

   Plan Administration. The Compensation Committee or other duly designated committee of the Board shall administer the Amended and Restated 1995 Stock Option Plan. The Compensation Committee has the full authority to interpret the Amended and Restated 1995 Stock Option Plan, to establish and amend rules and regulations relating to it, to determine the key employees to whom Options may be granted under the Amended and Restated 1995 Stock Option Plan, to select from among the eligible individuals those to whom Options are to be granted, to determine the terms and provisions of the respective Option agreements, and to make all other determinations necessary or advisable for the administration of the Amended and Restated 1995 Stock Option Plan. Members of the Compensation Committee are not eligible to receive Options under the Amended and Restated 1995 Stock Option Plan; each member of the Compensation Committee is both a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" as that term is defined for the purposes of Section 162(m) of the Code.

   The Stock Option Plan may be wholly or partially amended or otherwise modified, or suspended at any time or from time to time by the Compensation Committee, with the approval of the Board of Directors. However, the following amendments can only be adopted subject to approval of the shareholders of the
Corporation: any amendment which (i) increases the number of Shares that may be the subject of Options granted under the Amended and Restated 1995 Stock Option Plan, (ii) expands that class of individuals eligible to receive Options under the Amended and Restated 1995 Stock Option Plan, (iii) increases the period during which Options may be granted or the permissible term of Options under the Amended and Restated 1995 Stock Option Plan, (iv) decreases the minimum exercise price of such Options, or (v) would require the approval of Shareholders in order for options granted under the Amended and Restated 1995 Stock Option Plan to satisfy the requirements for performance-based compensation for purposes of Section 162(m) (4) (C) of the Code (or successor provisions).

   Neither the amendment, suspension nor termination of the Amended and Restated 1995 Stock Option Plan shall, without the consent of the holder of such Option, alter or impair any rights or obligations under any Option theretofore granted.

   Options Issued Under The Amended and Restated 1995 Stock Option Plan. The terms of specific Options are determined by the Compensation Committee. The per share exercise price of the Common Stock subject to Options shall not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. However, in the case of ISOs granted to a holder of shares representing at least 10% of the total combined voting power of the Corporation, or of any subsidiary or parent thereof (a "10% Shareholder"), the per share exercise price shall not be less than 110% of the fair market value of the Common Stock on the date of the grant. Each Option will be exercisable during the period or periods specified by the Compensation Committee, and set forth in an option agreement, which period or periods shall not exceed 10 years from the date of grant, or five years, in the case of ISOs granted to a 10% Shareholder. The aggregate fair market value, determined as of the date of grant, of the Common Stock subject to ISOs which may first become exercisable by an individual (under the Amended and Restated 1995 Stock Option Plan or any other plan of any parent or subsidiary of the Corporation) in any calendar year shall not exceed $100,000.

   The Amended and Restated 1995 Stock Option Plan provides that the Compensation Committee shall make adjustments with respect to the unexercised portion of any Option to prevent the inequitable dilution or enlargement of the rights of any holder of an Option. In the event of a merger or consolidation where the Corporation is not the surviving corporation, and the agreements governing such transaction do not provide for the substitution of new options in lieu of Options, the holder of any Option granted under the Amended and Restated 1995 Stock Option Plan will have the right, not less than five days prior to the record date for the determination of Shareholders entitled to participate in such merger or consolidation, to exercise the total unexercised portion of his or her Option without regard to any installment provisions of such Option, provided that all conditions precedent to the exercise of such Option, other than the passage of time, have been satisfied.

   Upon the exercise of an Option, the holder of such Option shall pay the Corporation the exercise price plus the amount of the required federal and state withholding taxes, if any. The Amended and Restated 1995 Stock Option Plan allows the participant to pay the exercise price in cash or previously owned shares of Common Stock (which have been held by the option holder for at least 6 months prior to the date the shares are surrendered for payment), or a combination thereof. The Amended and Restated 1995 Stock Option Plan also allows participants to elect to have shares withheld upon exercise for the payment of withholding taxes.

   Should any employee terminate, either voluntarily or involuntarily, his or her employment at the Corporation or any of its subsidiaries, while holding any outstanding Options granted under the Amended and Restated 1995 Stock Option Plan, such Options will terminate on the date of such termination of employment, regardless of the term of the Option. However, if the termination of employment is due to retirement, the holder may exercise any Option which the holder could have exercised on the date of such termination of employment, provided that such exercise is within the Option term and within three months of such termination of employment. In addition, if the termination of employment is due to either death or disability of the holder, the holder may exercise any Option which the holder could have exercised on the date of such termination of employment, provided that such exercise is within the Option term and within one year of such termination of employment.

   New Plan Benefits. As of the date of this Proxy Statement, no Options have been granted with respect to any shares of Common Stock which are the subject of the increase in the number of authorized shares under the Amended and Restated 1995 Stock Option Plan.

Federal Income Tax Consequences

   Set forth below is a description of the federal income tax consequences under the Code of the grant and exercise of options awarded under the Amended and Restated 1995 Stock Option Plan. This description does not purport to be a complete description of the federal income tax aspects of the Amended and Restated 1995 Stock Option Plan. The summary does not include any discussion of state, local or foreign income tax consequences or the effect of gift, estate or inheritance taxes, any of which may be significant to a particular employee eligible to receive Options.

   There will be no federal income tax consequences to employees or the Corporation on the grant of a NQSO. On the exercise of a NQSO, the employee generally will have taxable ordinary income, subject to withholding, equal to the excess of the fair market value of the shares of Common Stock received on the exercise date over the option price of the shares. The Corporation will be entitled to a tax deduction for its taxable year in which the employee includes the income, and in an amount equal to the amount of income recognized by the employee provided the Corporation complies with applicable withholding and/or reporting rules. Any ordinary income realized by an employee upon exercise of a NQSO will increase his tax basis in the Common Stock thereby acquired.

   With respect to ISOs, no compensation income is recognized by an employee, and no deduction is available to the Corporation upon either the grant or exercise of an ISO, provided that, with respect to the exercise of an ISO, (i) the optionee does not dispose of the shares of Common Stock acquired upon such exercise (x) within two years after the date on which the ISO is granted or
(y) within one year after the date on which such shares are transferred to him, and (ii) the optionee is an employee of the Corporation at all times during the period which begins on the date on which the ISO is granted, and which ends three months before the date of exercise.

However, the difference between the exercise price of an ISO and the market price of the Common Stock acquired on the date of the exercise of the ISO will be included in alternative minimum taxable income of a participant for the purposes of the "alternative minimum tax." Generally, if an optionee holds the shares acquired upon exercise of ISOs for the foregoing 2-year and 1-year periods, any gain recognized by the participant on a sale of such shares will be treated as capital gain. The gain recognized upon the sale is the difference between the option price and the sale price of the Common Stock. Thus, the net federal income tax effects on the holder of ISOs generally is to defer, until the shares are sold, taxation (other than for alternative minimum tax purposes) of any increase in the value of the Common Stock from the time of exercise to the time of sale, and to treat such gain as capital gain. If the optionee sells the shares prior to the expiration of either holding period set forth above (a "disqualified disposition"), the optionee will realize ordinary compensation income in the amount equal to the difference between the exercise price and the fair market value on the date of the exercise of the ISO. The Corporation will be entitled to take a deduction equal to the amount of the ordinary income which the optionee realizes. The ordinary income is taken into account by the optionee, and the deduction may be taken by the corporation, in the year of the disposition. The compensation income will be added to the optionee's basis for purposes of determining the gain on the sale of the shares. Such gain will be capital gain if the shares are held as capital assets. If the amount realized on the sale is less than the optionee's adjusted basis the compensation income required to be recognized thereby, and the corresponding deduction allowed to the Corporation, would be limited to the excess, if any, of the amount realized on the sale over the exercise price.

   An employee who surrenders shares of Common Stock in payment of the exercise price of an Option will not recognize gain or loss on his or her surrender of such shares, but, in the case of an NQSO, will recognize ordinary income, as compensation, on the exercise of an NQSO as described below. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal , in general, to their fair market value on the date of exercise in the case of an NQSO, and zero in the case of an ISO, and the capital gains holding period will begin on the date of exercise. The use by an employee of shares of Common Stock previously acquired pursuant to the exercise of an ISO will be treated as a taxable disposition if the transferred shares have not been held by the employee for the requisite holding periods described above.

   If the Corporation delivers cash, in lieu of fractional shares, the employee will recognize ordinary income equal to the amount of cash paid. An amount equal to any such ordinary income will be deductible by the Corporation.

   Section 162(m) of the Code, which generally disallows a tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer and certain other highly compensated executive officers, provides that "performance-based" compensation will not be subject to the $1,000,000 deduction limitation. Since an employer is not entitled to a deduction upon the grant or exercise of an ISO in any event (except in the case of a disqualified disposition), this provision generally does not affect the Corporation's tax treatment with regard to ISOs. Options (other than ISOs) granted under a plan approved by shareholders with an exercise price equal to the fair market value of the underlying stock as of the date of grant are considered performance-based compensation, if certain requirements are met. The Amended and Restated 1995 Stock Option Plan meets such requirements and, accordingly, any income realized by employees with respect to the Amended and Restated 1995 Stock Option Plan is not subject to the deduction limitation of Section 162(m).

   The Amended and Restated 1995 Stock Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Code.

Restrictions on Resale

   Registration Under the Securities Act. The Corporation may register the shares of Common Stock underlying the Options on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission. The Commission has indicated that optionees who have acquired shares pursuant to a bona fide public offering registered on Form S-8 and who are not affiliates of the Corporation, at the time of their proposed reoffer or resale, may generally resell or reoffer the shares so acquired. Optionees who are affiliates of the Corporation may resell or reoffer shares acquired pursuant to an Option only if such reoffer or resale is made pursuant to an exemption from the registration requirements of the Securities Act or pursuant to a prospectus which meets the requirements of General Instruction C of Form S-8. In the case of affiliates, the exemption provided by Rule 144 under the Securities Act would be available so long as the Corporation continues to be in compliance with the reporting requirements and the affiliate complies with the volume limitations and the other requirements of that rule.

   Exemption from Section 16(b) of the Exchange Act. The Amended and Restated 1995 Stock Option Plan meets the requirements of Rule 16b-3 of the Exchange Act, which exempts the acquisition of certain options under the Amended and Restated 1995 Stock Option Plan from the operation of Section 16(b) under the Exchange Act.

Board Recommendation

   The Board of Directors believes that it is in the best interests of the Corporation and its shareholders to approve the Amended and Restated 1995 Stock Option Plan so that the Corporation can continue to attract, retain and motivate qualified employees and to align their interests with those of the Corporation's shareholders. Approval of the Amended and Restated 1995 Stock Option Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Accordingly, the Board of Directors recommends that you vote FOR the approval of the Amended and Restated 1995 Stock Option Plan.

                                 OTHER BUSINESS


   The Board of Directors of the Corporation knows of no other matters to be presented at the Annual Meeting of Shareholders. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                             SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Corporation for inclusion in the Corporation's 2002 Proxy Statement and form of proxy on or prior to July 10, 2002.

                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

   The Annual Report to Shareholders of the Corporation on Form 10-K for the fiscal year ended June 30, 2001 (the "Annual Report") is being furnished simultaneously herewith. The Annual Report is not to be considered a part of this Proxy Statement.

   Upon the written request of any shareholder of the Corporation, management will provide, free of charge, a copy of the Annual Report, including the financial statements and schedules thereto. Requests should be mailed to:
Datascope Corp., 14 Philips Parkway, Montvale, New Jersey 07645, Attention:
Secretary.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   The Corporation's financial statements for the years ended June 30, 2001 and 2000 have been examined by the firm of Deloitte & Touche LLP, independent certified public accountants. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

   The Board of Directors intends to review the appointment of independent certified public accountants at a meeting subsequent to the Annual Meeting of Shareholders.

                              COST OF SOLICITATION

   The cost of soliciting proxies in the accompanying form has been or will be borne by the Corporation. The Corporation has engaged the firm of MacKenzie Partners, Inc. as proxy solicitors. The fee to such firm for solicitation services is estimated to be $8,500 plus reimbursement of out-of-pocket expenses. In addition, directors, officers and employees of the Corporation may solicit proxies personally or by telephone or other means of communication. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for any attendant expenses.

   It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                   By Order of the Board of Directors,


                                   MURRAY PITKOWSKY
                                   Secretary

Dated: October 26, 2001

                                                                        ANNEX A

                         CHARTER OF THE AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                                DATASCOPE CORP.

I. AUDIT COMMITTEE PURPOSE

   The Audit Committee of the Board of Directors of Datascope Corp. (the "Company") is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     o Monitor the independence and performance of the Company's independent auditors.

     o Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

   Audit Committee members shall meet the requirements of the National Association of Securities Dealers, Inc. The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Under certain exceptional and limited circumstances, one of the members of the Audit Committee may not be independent as permitted by the rules of the National Association of Securities Dealers, Inc. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

   Audit Committee members shall be appointed by the Board of Directors. If an audit committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

   The Audit Committee shall meet as frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should consult privately with management, the independent auditors and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

   1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with the Securities and Exchange Commission regulations.

   2. Review the Company's annual audited and quarterly unaudited financial statements. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

   3. In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses including the status of previous recommendations.

Independent Auditors

   4. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

   5. Approve the fees and other significant compensation to be paid to the independent auditors.

   6. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

   7. Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

   8. Discuss the results of the year-end audit and quarterly reviews with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with the American Institute of Certified Public Accountants Statement of Auditing Standards Nos. 61 and 90.

   9. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

   10. As the Audit Committee deems necessary or appropriate, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

   11. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

   12. Oversee internal audit activities, including discussing with management and the internal auditors the audit function's organization, objectivity, responsibilities, plans, results, budget and staffing.

   13. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

   14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                                                                        ANNEX B

                                DATASCOPE CORP.
                              AMENDED AND RESTATED
                             1995 STOCK OPTION PLAN

   1. Purpose. The Amended and Restated 1995 Stock Option Plan (the "Plan") of Datascope Corp. (the "Company"), a Delaware corporation, is designed to aid the Company and its subsidiaries in retaining and attracting personnel of exceptional ability by enabling key employees to purchase a proprietary interest in the Company, thereby stimulating in such individuals an increased desire to render greater services which will contribute to the continued growth and success of the Company and its subsidiaries. Certain of the options to be granted under the Plan are intended to satisfy the requirements for classification as "Incentive Stock Options" as defined in Section 422, of the Internal Revenue Code of 1986, as amended (the "Code"). (An option granted under the Plan which is intended to satisfy the requirements for classification as an Incentive Stock Option shall be referred to herein as a "Plan Incentive Stock Option").

   2. Amount and Source of Stock. The aggregate number and class of shares which may be the subject of options granted pursuant to the Plan is 4,150,000 shares ("Shares") of Common Stock, par value $.01 per share, of the Company, subject to adjustment as provided in paragraph 9, all of which may be subject to Plan Incentive Stock Options. Any one participant may be granted Options to purchase a maximum of 500,000 Shares in any one year, subject to adjustment as provided in paragraph 9. Such Shares may be reserved or made available from the Company's authorized and unissued Shares and held in the Company's treasury. In the event that any option granted hereunder shall terminate prior to its exercise in full, for any reason, then the Shares subject to the option so exercised shall be added to the Shares otherwise available for issuance pursuant to the exercise of options under the Plan; provided, however, that in the case of a cancellation or termination of an option in the same fiscal year that such option was granted (or for purposes of determining the maximum number of options which may be granted to a participant under the Plan, the cancellation or termination of an option at any time), both the canceled option and the newly granted option shall be counted in determining whether the participant has received the maximum number of options permitted to be issued to any one participant under the Plan.

   3. Administration of the Plan. The Plan shall be administered by a committee of the Board of Directors of the Company (the "Board") comprised of three or more members of the Board, selected by the Board (the "Committee"). All of the members of the Committee shall be both "disinterested persons" as that term is described in Rule 16b-3 (c) (2) (or any successor provision) promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors" as that term is defined for purposes of Section 162(m) of the Code (or any successor provision).

    The Committee shall have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the key employees to whom options may be granted under the Plan, to select from among the eligible individuals those to whom options are to be granted, to determine the terms and provisions of the respective option agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee, with approval by the Board, shall have full authority to amend the Plan; provided, however, that any amendment that (i) increases the number of Shares that may be the subject of stock options granted under the Plan, (ii) expands that class of individuals eligible to receive options under the Plan, (iii) increases the period during which options may be granted or the permissible term of options under the Plan, (iv) decreases the minimum exercise price of such options, or (v) would require the approval of Shareholders in order for options granted under the Plan to satisfy the requirements for performance based compensation for purposes of Code Section 162(m) (4) (C) (or successor provision) shall only be adopted by the Committee subject to Board and shareholder approval. No amendment to the Plan shall, without the consent of the holder of an existing option, materially and adversely affect his or her rights under any option. The date on which the Committee adopts resolutions granting an option to a specified individual shall constitute the date of grant of such option (the "Date of Grant"); provided, however, that if the grant of an option is made subject to the occurrence of a subsequent event (such as, for example, the commencement of employment), the date on which such subsequent event occurs shall be the Date of Grant. Such resolutions shall also specify whether the option is or is not intended to qualify as a Plan Incentive Stock Option; provided, however, that in the event no such specification is made in such resolutions the Committee will be deemed to have specified that such option is intended to qualify as a Plan Incentive Stock Option; provided, further, however that in the event the Code's requirements for qualification as an Incentive Stock Option are inconsistent with the terms of an option that is specified, whether explicitly or implicitly, as intended to qualify as a Plan Incentive Stock Option, then such specification shall be deemed changed to the minimum extent necessary to be consistent with such requirements of the Code. The adoption of any such resolution by the majority of the members of the Committee shall complete the necessary corporate action constituting the grant of said option and an offer of Shares for-sale to said individual under the Plan.

   4. Eligibility. All officers and key employees of the Company or subsidiaries of the Company, as determined by the Committee, shall be eligible to receive options hereunder, provided, however, that no Plan Incentive Stock Option shall be granted hereunder to any person who immediately at the time of the grant of such option and assuming its immediate exercise, would beneficially own, within the meaning of Section 424(d) of the Code, Shares possessing more than ten percent (10%) of the total combined voting power of all of the outstanding Common Stock of the Company ("Ten Percent Shareholder"), unless the option granted to the Ten Percent Shareholder satisfies the additional conditions for options granted to Ten Percent Shareholders set forth in subparagraphs 5(a) and 6(a) hereof. For purposes of the Plan, a subsidiary shall mean any "subsidiary corporation" as defined in
Section 424(f) of the Code and, in addition, with respect to any option under the Plan that is not an Incentive Stock Option, any partnership of which the Company or any subsidiary of the Company is a general partner. From time to time the Committee shall, in its sole discretion, within the applicable limits of the Plan, select from among the eligible individuals those persons to whom options shall be granted under the Plan, the number of Shares subject to each option, and the exercise price, terms and conditions of any options to be granted hereunder.

   5. Option, Price, Maximum Grant.

   (a) The exercise price for the Shares purchasable under options granted pursuant to the Plan shall not be less than 100%, or, in the case of a Plan Incentive Stock Option granted to a Ten Percent Shareholder, 110% of the fair market value per share of the Shares subject to option under the Plan at the Date of Grant, solely as determined by the Committee in good faith. The exercise price for options granted pursuant to the Plan shall be subject to adjustment as provided in paragraph 9.

   (b) To the extent necessary for any Plan Incentive Stock Options to qualify as Incentive Stock Options, the aggregate fair market value, determined as of the Date of Grant, of the Shares subject to such options which may first become exercisable by an individual in any calendar year, under this Plan and all other stock option plans of the Company and of any parent or subsidiary of the Company pursuant to which Incentive Stock Options may be granted, shall not exceed $100,000.

   6. Term of Option.

   (a) Subject to the provisions of the Plan, the Committee shall have absolute discretion in determining the period during which, the rate at which and the terms and conditions upon which any option granted hereunder may be exercised, and whether any option exercisable in installments is to be exercisable on a cumulative or noncumulative basis; provided, however, that no option granted hereunder shall be granted within ten (10) years of the earlier of the date on which this Plan is adopted or the date on which this Plan is approved by the shareholders. It is further provided that no option granted herein under shall be exercisable after the expiration of ten (10) years or, in the case of a Plan Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years from the Date of Grant. Unless the resolution granting an option provides otherwise, each option granted hereunder shall, subject to the provisions of paragraph 8 hereof, be exercisable for a period of ten (10) years or, in the case of a Plan Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years from the Date of Grant.

   (b) The grant of options by the Committee shall be effective as of the date on which the Committee shall authorize the option; provided, however, that no options granted hereunder shall be exercisable unless and until the holders shall enter into individual option agreements with the Company that shall set forth the terms and conditions of such options. Each such agreement shall expressly incorporate by reference the provisions of this Plan and shall state that in the event of any inconsistency between the provisions hereof and the provisions of such agreement, the provisions of this Plan shall govern.

   7. Exercise of Options. An option shall be exercised when written notice of such exercise, signed by the person entitled to exercise the option, has been delivered or transmitted by registered or certified mail to the Secretary of the Company at its then principal office. Said notice shall specify the number of Shares for which the option is being exercised and shall be accompanied by
(i) such documentation, if any, as may be required by the Company as provided in subparagraph 10(b), and (ii) payment of the aggregate option price. Such payment shall be in the form of (i) cash or a certified check (unless such certification is waived by the Company) payable to the order of the Company in the amount of the aggregate option price, (ii) certificates duly endorsed for transfer (with all transfer taxes paid or provided for) evidencing a number of shares of Common Stock of the Company of which the aggregate market value on the date of exercise is equal to the aggregate option exercise price of the shares being purchased, or (iii) a combination of these methods of payment; provided, however, that payment, whether in whole or in part, by surrendering certificates, may only be made if the optionee has held such shares for a period of at least 6 months prior to the date of surrender. Delivery of said notice shall constitute an irrevocable election to purchase the Shares specified in said notice, and the date on which the Company receives the last of said notice, documentation and the aggregate option exercise price for all of the shares covered by the notice shall, subject to the provisions of paragraph 10 hereof, be the date as of which the Shares so purchased shall be deemed to have been issued. The person entitled to exercise the option shall not have the right or status as a holder of the Shares to which such exercise relates prior to receipt by the Company of the payment, notice and documentation expressly referred to in this paragraph 7.

   8. Exercise and Cancellation of Options Upon Termination of Employment or Death. Except as set forth below, if a holder shall voluntarily or involuntarily terminate his service as an employee of the Company or any subsidiary of the Company, the option of such holder shall terminate upon the date of such termination of employment regardless of the expiration date specified in such option. If the termination of employment is due to retirement (as defined by the Committee in its sole discretion), the holder shall have the privilege of exercising any option that which the holder could have exercised on the day upon which he ceased to be an employee of the Company or any subsidiary of the Company, provided, however, that such exercise must be accomplished within the term of such option and within three
(3) months of the holder's retirement. If the termination of employment is due to disability (to an extent and in a manner as shall be determined by the Committee in its sole discretion), he (or his duly appointed guardian or conservator) shall have the privilege of exercising any option that he could have exercised on the day upon which he ceased to be an employee of the Company or any subsidiary of the Company; provided, however, that such exercise must be accomplished within the term of such option and within one
(1) year of the termination of his employment with the Company or any subsidiary of the Company. If the termination of employment is due to the death of the holder, the duly appointed executor or administrator of his estate shall have the privilege at any time of exercising any option that the holder could have exercised on the date of his death; provided, however, that such exercise must be accomplished within the term of such option and within one (1) year of the holder's death. For all purposes of the Plan, an approved leave of absence shall not constitute interruption or termination of employment. Nothing contained herein or in any option agreement shall be construed to confer on any option holder any right to be continued in the employ of the Company or any subsidiary of the Company or derogate from any right of the Company or any subsidiary of the Company to retire, request the resignation of or discharge such option holder or to lay off or require a leave of absence of such option holder(with or without pay), at any time, with or without cause.

   8A. Election to Have Shares Withheld.

   (a) A holder may elect to have Shares withheld by the Company in order to satisfy federal and state withholding tax liability (a "share withholding election"), provided, (i) the Committee shall not have revoked its advance approval of the holder's share withholding election; and (ii) the share withholding election is made on or prior to the date on which the amount of withholding tax liability is determined (the "Tax Date"). Notwithstanding the foregoing, a holder whose transactions in Common Stock are subject to Section 16(b) of the Securities Exchange Act of 1934 may make a share withholding election only if the following additional conditions are met: (i) the share withholding election is made no sooner than six (6) months after the Date of Grant, except, however, such six (6) month condition shall not apply if the holder's death or disability (as shall be determined by the Committee) occurs within such six (6) month period; and (ii) the share withholding election is made (x) at least six (6) months prior to the Tax Date, (y) during the period beginning on the third business day following the date of release of the Company's quarterly or annual financial results and ending on the twelfth business day following such date.

   (b) A share withholding election shall be deemed made when written notice of such election, signed by the holder, has been hand delivered or transmitted by registered or certified mail to the Secretary of the Company at its then principal office. Delivery of said notice shall constitute an irrevocable election to have Shares withheld.

   (c) Upon exercise of an option by a holder, the Company shall transfer the total number of Shares subject to the option to the holder on the date of exercise, provided, however, that pursuant to subparagraph (d) below, the holder will be unconditionally obligated to tender shares back to the Company.

   (d) If a holder has made a share withholding election pursuant to this
Section 8A, then such holder will be unconditionally obligated to immediately tender back to the Company the number of Shares having an aggregate fair market value (as determined in good faith by the Committee) equal to the amount of tax required to be withheld plus cash for any fractional amount.

   9. Adjustments Upon Changes in Capitalization.

   (a) If the outstanding Shares are subdivided, consolidated, increased, decreased, changed into, or exchanged for a different number or kind of shares or other securities of the Company through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if the Company shall issue additional Shares as a dividend or pursuant to a stock split, then the number and kind of Shares available for issuance pursuant to the exercise of options to be granted under this Plan and all Shares subject to the unexercised portion of any option theretofore granted and the option price of such options shall be adjusted to prevent the inequitable enlargement or dilution of any rights hereunder; provided, however, that any such adjustment in outstanding options under the Plan shall be made without change in the aggregate exercise price applicable to the unexercised portion of any such outstanding option. No such adjustment shall be made that(i) with respect to a Plan Incentive

Stock Option, would violate Code Section 422, or successor provision or(ii) would constitute a cancellation and reissuance of an option for purposes of Code Section 162(m) to the extent such reissuance would result in the grant of options in excess of the maximum number of options permitted to be granted to any participant under the Plan. Distributions to the Company's Shareholders consisting of property other than shares of Common Stock of the Company or its successor and distributions to Shareholders of rights to subscribe for Common Stock shall not result in the adjustment of the Shares purchasable under outstanding options or the exercise price of outstanding options. Adjustments under this paragraph shall be made by the Committee whose determination thereof shall be conclusive and binding. Any fractional Share resulting from adjustments pursuant to this paragraph shall be eliminated from any then outstanding option. Nothing contained herein or in any option agreement shall be construed to affect in any way the right or power of the Company to make or become a party to any adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or otherwise transfer all or any part of its business or assets.

   (b) If, in the event of a merger or consolidation, the Company is not the surviving corporation, and in the event that the agreements governing such merger or consolidation do not provide for the substitution of new options or other rights in lieu of the options granted hereunder or for the express assumption of such outstanding options by the surviving corporation, or in the event of the dissolution or liquidation of the Company, the holder of any option theretofore granted under this Plan shall have the right not less than five (5) days prior to the record date for the determination of Shareholders entitled to participate in such merger consolidation, dissolution or liquidation, to exercise his option, in whole or in part, without regard to any installment provision that may have been made part of the terms and conditions of such option; provided, that any conditions precedent to such exercise set forth in any option agreement granted under this Plan, other than the passage of time, have been satisfied. In any such event, the Company will mail or cause to be mailed to each holder of an option hereunder a notice specifying the date that is to be fixed as of which all holders of record of the Shares shall be entitled to exchange their shares for securities, cash or other property issuable or deliverable pursuant to such merger, consolidation, dissolution or liquidation. Such notice shall be mailed at least ten (10) days prior to the date therein specified. In the event any then outstanding option is not exercised in its entirety on or prior to the date specified therein, all remaining outstanding options granted hereunder and any and all rights thereunder shall terminate as of said date.

   10. General Restrictions.

   (a) No option granted hereunder shall be exercisable if the Company shall, at any time in its sole discretion, determine that (i) the listing upon any securities exchange, registration or qualification under any state or federal law of any Shares otherwise deliverable upon such exercise, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of such events, the exercisability of such actions shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any option or any portion of any option during the period when exercisability has been suspended.

   (b) The Committee may require, as a condition to the right to exercise an option, that the Company receive from the option holder, at the time of any such exercise, representations, warranties and agreements to the effect that the Shares are being purchased by the holder only for investment and without any present intention to sell or otherwise distribute such Shares and that the option holder will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

   11. Termination. Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on September 17, 2005, and no options under the Plan shall thereafter be granted, provided, however, the Board at any time may, in its sole discretion, terminate the Plan prior to the foregoing date. No termination of the Plan shall, without the consent of the holder of an existing option, materially and adversely affect his rights under such option.

   The Plan shall be submitted to the Shareholders of the Company for approval in accordance with the applicable provisions of the Delaware General Corporation Law as promptly as practicable and in any event within one year after the date of the original adoption hereof by the Board. Any options granted hereunder prior to such shareholder approval shall not be exercisable unless and until such approval is obtained. If such approval is not obtained within such time period, the Plan and any options granted hereunder shall be terminated.